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LIMITLESS POSSIBILITIES 2018 ANNUAL REPORT

CONTENTS 3 REGENERON AT A GLANCE 4 SHAREHOLDER LETTER 7 MARKETED PRODUCTS AND LATE-STAGE PIPELINE 17 OUR GROWING PIPELINE 25 WHAT MAKES REGENERON DIFFERENT 31 FORWARD-LOOKING STATEMENTS & NON-GAAP FINANCIAL MEASURES1 33 CORPORATE INFORMATION 1. See pages 31 and 32 for important information regarding forward looking statements and financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles mentioned in this report. REGENERON 2018 ANNUAL REPORT | 2

REGENERON AT A GLANCE 7 FDA-approved products 2 major FDA approvals in 2018 20 candidates in clinical development 7.5M+ doses of our medicines manufactured by our Industrial Operations and Product Supply (IOPS) team in 2018 #1 top-ranked Biopharma Employer in Science global survey for 6th time 7,300+ employees from 100+ countries in 7 locations 4,000+ employees participated in 2nd annual Day for Doing Good, logging more than 14,000 hours of service 98% of our waste diverted from landfill, surpassing our goal REGENERON 2018 ANNUAL REPORT | 3

DEAR FELLOW SHAREHOLDERS 2018 was a milestone year that marked 30 years since Regeneron’s founding. During these three decades, we stayed true to our mission of harnessing the power of science to bring important new medicines to people with serious diseases. Our long-term commitment to science and technology has resulted in seven approved medicines, a clinical product pipeline of 20 candidates across therapeutic areas, and a strong engine for future discovery and innovation. REGENERON 2018 ANNUAL REPORT | 4

$6.7 billion in total revenue (14 percent increase from 2017) We continue to receive important new regulatory approvals for our products. This included the September 2018 U.S. Food and Drug Administration (FDA) approval for our first immuno-oncology therapy, the PD-1 inhibitor Libtayo® (cemiplimab-rwlc) for advanced cutaneous squamous cell carcinoma. In October 2018, we received FDA approval for Dupixent® (dupilumab) in asthma, which followed its 2017 approval for adults with atopic dermatitis. In March 2019, Dupixent was also approved for adolescents with atopic dermatitis. In addition, in August 2018, we received FDA approval on a new dosing regimen for EYLEA® (aflibercept) Injection in wet age-related macular degeneration (AMD). Together with our ex-U.S. collaborator Bayer, we continued to bring EYLEA to more patients, achieving a record $6.75 billion in global net product sales for 2018. EYLEA continues to have opportunities to help more patients in need. In 2018, we reported positive Phase 3 results in patients with diabetic retinopathy and are expecting FDA action on our submission for this indication in May 2019. Dupixent achieved $922 million in 2018 global net product sales, as recorded by our collaborator Sanofi, and has the potential to be a ‘pipe-line-in-a-product’ as it targets Type 2 inflammation, which underlies many allergic diseases. In 2019, the FDA accepted for Priority Review our submission for a third Type 2 disease, chronic rhinosinusitis with nasal polyps, which has a target action date of June 26, 2019. We are studying Dupixent in a broad development program in other Type 2 allergic conditions, including eosinophilic esophagitis and peanut and grass allergies. Our robust immuno-oncology portfolio, anchored by Libtayo, is beginning to show important potential. Libtayo is being studied as a monotherapy as well as in combination across various types of cancer. We are also encouraged by our broad bispecific development program, including clinical-stage CD3 bispecifics and our new class of costimulatory bispecifics. At the most recent American Society of Hematology meeting, we reported promising results from early clinical trials of our CD20xCD3 bispecific in certain advanced lymphoma patients. We believe these approaches may be able to extend the benefits of immunotherapy to more patients in need. These are just a few highlights from our innovative, growing pipeline that spans therapeutic areas with high unmet need including eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, musculoskeletal diseases, infectious diseases and rare diseases. Developing innovative technology and pursuing basic biological research that drives the drug development process continues to be a priority. In 2019, we will be celebrating the fifth anniversary of the Regeneron Genetics Center® (RGC), one of the world’s largest research efforts on the genetic causes of health and disease. As of January 2019, the RGC had sequenced exomes from more than 500,000 volunteers and paired that data with deidentified health records, enabled through collaborations with health record pioneers like the Geisinger Health System and the UK Biobank. In March 2019, we were proud to share some of this valuable work with the world when the first batch of sequencing data from the UK Biobank initiative was made publicly available to the global research community. We believe that our commitment to long-term science and innovation brings value to patients and shareholders alike, and we are committed to reinvesting a significant share of our revenues to this effort. In 2018, total revenues increased 14 percent from 2017 to $6.7 billion, and we were able to reinvest 33 percent1 of our revenues back into our R&D efforts. Revenue was driven by continued EYLEA growth, the launch of our new products and collaboration revenues. GAAP net income 1. 2018 research and development expenses as a percentage of 2018 total revenues. REGENERON 2018 ANNUAL REPORT | 5

for 2018 was $2.4 billion, or $21.29 per diluted share, compared to GAAP net income for 2017 of $1.2 billion, or $10.34 per diluted share. In 2018, our non-GAAP net income increased 38 percent from 2017 to $2.6 billion, or $22.84 per diluted share.1 Our balance sheet remains strong, and we ended the year with $4.6 billion in cash and marketable securities. The Regeneron team continues to expand, and we now have more than 7,300 colleagues across seven sites. We are expanding our presence in Rensselaer, NY, and in Ireland, where we have our Industrial Operations and Product Supply (IOPS) teams, and we opened a new office in the United Kingdom to support our global regulatory and clinical needs. As part of our long-standing commitment to operating as a responsible corporate citizen, we continue to foster the next generation of scientific innovators, support sustainable communities and run our business with the highest standards of ethics and integrity. We are a leader in supporting STEM (Science, Technology, Engineering and Math) initiatives that reward and inspire promising young minds, including providing $100 million over ten years to support the Regeneron Science Talent Search, the nation’s oldest and most prestigious high school science competition. To learn more about our commitment to corporate citizenship, please review our second annual Responsibility Report. We are proud of the work we do every day to find new solutions for people with serious diseases but know there is much more work to do. We are confident that if we continue delivering important advances through innovative science and technology, we will achieve a diverse portfolio of medicines and sustainable, long-term growth. Sincerely, LEONARD S. SCHLEIFER M.D., Ph.D. Founder, President and Chief Executive Officer GEORGE D. YANCOPOULOS M.D., Ph.D. Founding Scientist, President and Chief Scientific Officer P. ROY VAGELOS M.D. Chairman of the Board 1. Non-GAAP net income and non-GAAP net income per share are not measures calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). See “Note Regarding Forward-Looking Statements and Non-GAAP Financial Measures” on pages 31 and 32 for a definition of these measures and a reconciliation of each of these measures to the most directly comparable GAAP financial measure. REGENERON 2018 ANNUAL REPORT | 6

EYLEA® 8 Dupixent® 9 Libtayo® and our Immuno-Oncology Platform 11 Praluent® 15 Kevzara® 15 MARKETED PRODUCTS AND LATE-STAGE PIPELINE REGENERON 2018 ANNUAL REPORT | 7

EYLEA® (AFLIBERCEPT) INJECTION In 2018, EYLEA® (aflibercept) Injection, our market-leading anti-vascular endothelial growth factor (VEGF) treatment, continued to reach more patients with blindness-causing retinal conditions, including wet age-related macular degeneration (AMD) and diabetic macular edema (DME). In its seventh year on the market, 2018 annual net product sales of EYLEA increased by 10 percent to $4.08 billion in the U.S., and global net product sales increased by 14 percent to $6.75 billion1 versus full-year 2017. EYLEA currently has approximately 70 percent of the overall branded U.S. anti-VEGF market for serious retinal disease. In August 2018, the FDA approved our supplemental Biologics Licensing Application (sBLA) for a dosing option of every 12 weeks following one year of effective therapy in patients with wet AMD.-.a new option available for patients who require a less frequent dosing regimen. For more details, see our Prescribing Information. 1. Bayer records net product sales of EYLEA outside the United States. 3.5+ M WITH DIABETIC RETINOPATHY Of the 3.5 million people in the U.S. with diabetic retinopathy without diabetic macular edema, approximately 1 million individuals have moderately severe to severe disease and are at greater risk of developing severe vision loss.2, 3 2. NHANES 2005-2008, projected to 2012 U.S. population; American Diabetes Association. 3. BioTrends Research Group, Treatment Trends®: Diabetic Retinopathy / Diabetic Macular Edema (U.S.) 2013. WE CONTINUE TO FOCUS ON ADVANCING RETINAL DISEASE TREATMENT, INCLUDING: Diabetic retinopathy: In 2018, we reported positive EYLEA Phase 3 data in diabetic retinopathy (DR) and are expecting FDA action on our sBLA by May 13, 2019. The Phase 3 PANORAMA trial evaluating EYLEA in patients with moderately severe and severe non-proliferative DR met its primary endpoint of improving diabetic retinopathy as well as key secondary endpoints. The results of the PANORAMA study have the opportunity to change the treatment paradigm for people with DR, as they revealed that more than 40 percent of untreated patients developed vision-threatening complications within one year and that treatment with EYLEA reduced these events by approximately 75 percent. New, simpler administration option: In October 2018, the FDA issued a Complete Response Letter regarding the Chemistry, Manufacturing, and Controls Prior-Approval Supplement (PAS) for the EYLEA pre-filled syringe. Resubmission is in the first half of 2019. Continued retinal disease innovation: We continue to advance new innovations for people with retinal diseases. To that end, we plan to advance a high-dose formulation of EYLEA into the clinic in 2019. REGENERON 2018 ANNUAL REPORT | 8

DUPIXENT® (DUPILUMAB) Dupixent® (dupilumab), our IL-4/IL-13 antibody, entered its second year on the market for atopic dermatitis (AD) in adults. In October 2018, Dupixent received U.S. approval for moderate-to-severe asthma in patients 12 and older. Dupixent has been welcomed by patients and physicians and has generated strong growth with $922 million global net product sales in 2018, largely driven by adult AD.1 Dupixent targets the IL-4/IL-13 signaling pathway, which is a major driver of Type 2 allergic inflammation. We are extending Dupixent’s benefit to the treatment of younger patients with AD. Most recently, the FDA approved Dupixent in adolescents (ages 12-17) with moderate-to-severe AD. This sBLA was supported by positive Phase 3 data announced in 2018. Phase 3 studies for pediatric (6 months to 5 years and 6 to 11 years of age) atopic dermatitis patients are ongoing. In asthma, the FDA approval was based on positive results from three late-stage clinical trials. Results from two of these studies were published in The New England Journal of Medicine in May 2018. Dupixent was also approved for asthma in adults and adolescents in Japan, and the European Commission is currently reviewing the regulatory filing. In addition, we are working to extend availability of Dupixent to younger patients suffering from asthma, with Phase 3 studies in pediatric (6 to 11 years of age) asthma ongoing. WE ARE INVESTIGATING DUPIXENT IN A BROAD ARRAY OF TYPE 2 INFLAMMATORY DISEASES, INCLUDI NG: Chronic rhinosinusitis with nasal polyps: In October 2018, we reported positive topline results from two pivotal Phase 3 trials of Dupixent in adults with chronic rhinosinusitis with nasal polyps. The FDA has accepted for Priority Review our submission with an action date of June 26, 2019. Eosinophilic esophagitis: We are continuing to study Dupixent in a potentially pivotal Phase 2/3 study in patients with eosinophilic esophagitis. Allergies: We have Phase 2 studies underway for grass allergy and peanut allergy. Other areas of interest: A Phase 3 trial is planned for chronic obstructive pulmonary disease (COPD) this year. Dupixent is also being studied for atopic dermatitis and asthma in combination with REGN3500, an antibody which targets IL-33 and is supported by human genetics data from our Regeneron Genetics Center. 1. In collaboration with Sanofi. Sanofi records global net product sales of Dupixent. REGENERON 2018 ANNUAL REPORT | 9

Sirish Patient Perspective: NEW PERSPECTIVE AND MORE CLARITY Three decades suffering from uncontrolled, severe atopic dermatitis (AD) has had a dramatic impact on Sirish’s life. “I’d scratch myself bloody,” he says, referring to what doctors call the “itch-scratch cycle,” when itching further breaks down the skin barrier and allows germs, viruses and allergens to enter the body, triggering more immune signals to scratch. Always one with a deep interest in biology and health, Sirish was pursuing a medical degree but had to take multiple leaves of absence from medical school due to the severity of his disease. Fortunately, with treatment, Sirish’s AD is now under control. He reflected, “The new perspective I have gained for what is possible has provided me with more clarity. It is surprising what is possible when human ingenuity is put to good use.” Sirish hopes to put his personal experience and medical knowledge to use working with patients and doctors to understand the impact of AD and seek options for people suffering from the disease. REGENERON 2018 ANNUAL REPORT | 10

LIBTAYO® (CEMIPLIMAB-RWLC) Libtayo® (cemiplimab-rwlc),1 our PD-1 inhibitor and the backbone for many combination approaches being investigated in our immuno-oncology pipeline, was approved by the FDA in September 2018 for advanced cutaneous squamous cell carcinoma (CSCC). Libtayo was the first therapy approved for these patients. Our Marketing Authorization Application (MAA) for this indication is under review by the European Commission with a decision expected in the first half of 2019. In June 2018, pivotal data from two trials evaluating Libtayo in advanced CSCC were published in The New England Journal of Medicine. With an October 1, 2018 U.S. launch, Libtayo achieved net product sales of $14.8 million in the United States during the fourth quarter 2018. 1. In collaboration with Sanofi. WE CONTINUE TO INVESTIGATE LIBTAYO AS MONOTHERAPY AND IN COMBINATION FOR A RANGE OF CANCERS: Skin cancer: We have ongoing studies in basal cell carcinoma and we are planning Phase 3 adjuvant trials in CSCC. Non-small cell lung cancer (NSCLC): An ongoing pivotal program for Libtayo in first-line NSCLC is underway. At the 2018 American Society of Clinical Oncology meeting, we shared positive interim results from a Phase 1 study in advanced NSCLC. HPV-positive cancers: A Phase 3 trial of Libtayo in cervical cancer is ongoing. Additional indications: We initiated Phase 1/2 trials of Libtayo in pediatric glioblastoma, and are investigating Libtayo in colorectal cancer and prostate cancer. Combinations: We are also exploring Libtayo in combination with various other therapies, including immune modulators, vaccines, cell therapies, kinase inhibitors, chemotherapy and bispecific antibodies. REGENERON 2018 ANNUAL REPORT | 11

Bob Patient Perspective: KEEP LOOKING FORWARD Bob’s skin cancer experience began in May 2002 with a dry patch of skin on his cheek. After years of surgeries, radiation and chemotherapy, he was told he’d run out of treatment options. Then, in 2015, Bob’s doctor suggested he enter a Regeneron and Sanofisponsored clinical trial for advanced cutaneous squamous cell carcinoma (CSCC), which helped shrink Bob’s tumors. Today, Bob enjoys playing with his granddaughter and enhancing students’ lives as a school superintendent. “If you’re going through this, just keep looking forward. Keep your eyes on the windshield, not the rearview mirror,” said Bob. Because of his cancer battle, he continues to deal with complications, like poor function of his limbs after numerous operations. Nevertheless, Bob’s positive attitude keeps him looking forward. REGENERON 2018 ANNUAL REPORT | 12

BUILDING OUR IMMUNO-ONCOLOGY PORTFOLIO Our immuno-oncology program, including Libtayo, a PD-1 antibody, continues to expand rapidly. In January 2019, we announced a restructuring of our Immuno-Oncology Collaboration with Sanofi whereby we will continue to collaborate with Sanofi on Libtayo, REGN4018 (MUC16xCD3 bispecific antibody) and REGN5458 (BCMAxCD3 bispecific antibody). We retain full rights to all of our other investigational immuno-oncology programs. Sanofi paid $462 million for the termination of the original Immuno-oncology Discovery and Development Agreement, the prepayment of certain discovery and development activities regarding REGN4018 and REGN5458, and the reimbursement of costs incurred under the original Immuno-oncology Discovery and Development Agreement during the fourth quarter of 2018. REGN1979, our CD20xCD3 bispecific antibody, demonstrated positive data in relapsed or refractory B-cell non-Hodgkin lymphoma (NHL), including promising clinical results in follicular lymphoma and diffuse large B-cell lymphoma (DLBCL), which are the two most common types of NHL. We plan to initiate a potentially registrational Phase 2 trial in relapsed or refractory follicular lymphoma and a separate study in DLBCL in 2019. Our other investigational bispecific antibodies in clinical stage include REGN4018 for ovarian cancer and REGN5458 for multiple myeloma. In 2019, we expect to start clinical trials of our costimulatory bispecifics, a new class of bispecific antibodies that are designed to activate cellular immunity to cancer in novel ways; these include two distinct CD28 bispecific antibodies. WHAT IS A BISPECIFIC? A bispecific is a type of engineered antibody that can simultaneously bind to two different molecular targets, allowing for diverse approaches to targeting and killing cancer cells. WHAT IS A COSTIM? “Costim” is short for “costimulatory” and describes using one bispecific antibody to activate a T-cell by stimulating two receptors or “signals” on the cell’s surface. Some cancers can be addressed with just one signal, but sometimes applying two T-cell stimulatory signals at once is more effective. This “costim” approach has the potential to synergistically amplify antigen-specific T-cell signals. REGENERON 2018 ANNUAL REPORT | 13

Scientist Perspective: BREAKOUT YEAR FOR IMMUNO-ONCOLOGY ISRAEL LOWY, M.D., Ph.D. SENIOR VICE PRESIDENT, TRANSLATIONAL SCIENCES AND ONCOLOGY 2018 was a breakout year for the immuno oncology effort at Regeneron, and was the consequence of a sustained multidisciplinary commitment throughout Regeneron over multiple years,” said Israel (Izzy) Lowy, M.D., Ph.D., Senior Vice President, Translational Sciences and Oncology. “Our immuno oncology strategy is built on a deep foundation of science and technology. Successful cancer immunotherapies will require combination approaches. We started with a focus on Libtayo as a core foundational element to facilitate novel combinations. Building on promising early clinical results for REGN1979, in 2019, we plan to initiate trials with a new type of bispecific antibody. These costim bispecifics activate a patient s T lymphocytes via a novel mechanism, and that may be combined with CD3 bispecific antibodies and/or with Libtayo. We have developed multiple, complementary individual pieces that may fit together into a cohesive whole, to bring the most potent therapies forward for patients with cancer. We are excited to see what 2019 will bring. REGENERON 2018 ANNUAL REPORT | 14

PRALUENT® (ALIROCUMAB) Praluent® (alirocumab), our PCSK9 inhibitor, had approximately $306.8 million in global net product sales for 2018.1 We continue our efforts to increase access to this important medicine for people in need. In February 2019, we announced with Sanofi a new reduced U.S. list price of $5,850 annually, a 60 percent reduction from the original list price. This follows an earlier announcement in March 2018, when we committed to lowering the U.S. net price for payers in return for helping to reduce burdensome access barriers for appropriate patients. Positive data from the 18,924-patient ODYSSEY OUTCOMES trial were announced in the first quarter of 2018 and published in The New England Journal of Medicine in November 2018, showing that Praluent helps prevent heart attack, stroke and other major adverse cardiovascular events. Based on these data, the European Commission approved new labeling for Praluent in March 2019, and the FDA has accepted our sBLA for cardiovascular risk reduction, with a target action date of April 28, 2019. In 2018, the FDA approved an update to the Praluent Prescribing Information to include clinical information regarding its use in patients with heterozygous familial hypercholesterolemia (HeFH) who require additional lowering of LDL-C along with diet and maximally-tolerated statin therapy and who are undergoing apheresis treatment. We also initiated a Phase 3 study of pediatric patients with homozygous hypercholesterolemia (HoFH). In February 2019, a jury from the U.S. District Court for the District of Delaware upheld the validity of three of the five asserted claims of two Amgen U.S. patents covering antibodies targeting PCSK9. The jury agreed with Regeneron and Sanofi on two of the five asserted claims, finding they were invalid based on lack of written description. The verdict does not impact U.S. physicians’ and patients’ access to Praluent. The judge will review the verdict and may decide the case on purely legal grounds or may order a new trial. An appeal will almost certainly follow in any event. KEVZARA® (SARILUMAB) Kevzara® (sarilumab), our IL-6R antibody for adults with rheumatoid arthritis (RA), generated $96.6 million in global net product sales in 2018.2 The FDA approved our pre-filled pen for use in moderately to severely active RA, enabling button-free, ergonomic and overall easier administration for Kevzara patients. We initiated two separate Phase 3 studies in new indications in 2018: one in polymyalgia rheumatica, an inflammatory disorder in older adults, and another in giant cell arteritis, an inflammatory disease of blood vessels. 1. In collaboration with Sanofi. Sanofi records global net product sales of Praluent. 2. In collaboration with Sanofi. Sanofi records global net product sales of Kevzara. REGENERON 2018 ANNUAL REPORT | 15

Beth Patient Perspective: THE SMALL THINGS MEAN THE WORLD TO ME When Beth was diagnosed in 2005 with moderate RA, she had known something was not right. Her shoulders were very sore, and she had swelling and “intense” stiffness all over her body. But she knew she couldn’t suffer in silence and immediately started working with her healthcare team to find a treatment that would work for her. After years of trying different treatment approaches, she found one treatment that makes a difference for her. Now, she’s able to enjoy the small things that matter most: “My friend has a baby, and this past weekend I was able to hold her and not worry about dropping her. For me to be able to do that, it was such a special moment. It meant the world to me.“ Through her years suffering from this debilitating condition, she found it helpful to develop a strong relationship with her rheumatologist and rheumatologist’s nurse, and she encourages other people living with RA to do the same. Beth also credits her family, and especially her husband, for helping her through the difficult days, and she believes staying active and keeping a positive attitude are very important. REGENERON 2018 ANNUAL REPORT | 16

Our Growing Pipeline 18 Diverse Approach to Early Research 21 The Regeneron Genetics Center 23 OUR GROWING PIPELINE REGENERON 2018 ANNUAL REPORT | 17

OUR GROWING PIPELINE

Regeneron has **20** investigational compounds in clinical development, all of which were developed in our own laboratories, most using our proprietary *VelociGene®* and *VelocImmune®* technologies.

Phase 1

CEMIPLIMAB[1]
PD-1 Antibody
Cancer

REGN1979
CD20xCD3 Antibody
Cancer

CEMIPLIMAB + REGN1979
PD-1 Antibody + CD20xCD3 Antibody
Cancer

REGN3767
LAG-3 Antibody
Cancer

CEMIPLIMAB + REGN3767
PD-1 Antibody + LAG-3 Antibody
Cancer

REGN5458[1]
BCMAxCD3 Antibody
Cancer

REGN4018[1]
MUC16xCD3 Antibody
Cancer

CEMIPLIMAB + REGN4018[1]
PD-1 Antibody + MUC16xCD3 Antibody
Cancer

REGN4659
CTLA4 Antibody
Cancer

REGN1908-1909
Feld1 Antibody
Cat allergy

REGN-EB3 (REGN3470-3471-3479)
Ebola Virus Antibody
Ebola virus infection

REGN3048-3051
Middle Eastern Respiratory Coronavirus Antibody
MERS-CoV infection

POZELIMAB
C5 Antibody
Paroxysmal nocturnal hemoglobinuria

REGN4461
LEPR Antibody
Lipodystrophy and obesity

REGN5069
GFRα3 Antibody
Pain

Phase 2

CEMIPLIMAB[1]
PD-1 Antibody
Basal cell carcinoma

DUPILUMAB[1]
IL-4R Antibody
Grass allergy, peanut allergy

SARILUMAB[1]
IL-6R Antibody
Polyarticular-course juvenile idiopathic arthritis, systemic juvenile idiopathic arthritis

EVINACUMAB
ANGPTL3 Antibody
Refractory hypercholesterolemia (both HeFH and non-FH), severe hypertriglyceridemia

GARETOSMAB
Activin A Antibody
Fibrodysplasia Ossificans Progressiva (FOP)

REGN3500[1]
IL-33 Antibody
Asthma, chronic obstructive pulmonary disease (COPD), atopic dermatitis

Phase 3

AFLIBERCEPT
VEGF-Trap
Non-proliferative diabetic retinopathy (NPDR) without DME

ALIROCUMAB[1]
PCSK9 Antibody
Homozygous familial hypercholesterolemia (HoFH) in adults and pediatrics, heterozygous familial hypercholesterolemia in pediatrics

CEMIPLIMAB[1]
PD-1 Antibody
Non-small cell lung cancer, cervical cancer

DUPILUMAB[1]
IL-4R Antibody
Atopic dermatitis in pediatrics and adolescents, asthma in pediatrics, chronic rhinosinusitis with nasal polyps (CRSwNP), eosinophilic esophagitis

SARILUMAB[1]
IL-6R Antibody
Polymyalgia rheumatica, giant cell arteritis

EVINACUMAB
ANGPTL-3 Antibody
Homozygous familial hypercholesterolemia (HoFH)

FASINUMAB[2]
NGF Antibody
Chronic pain from osteoarthritis of the knee or hip

This graphic displays pipeline drug candidates currently undergoing clinical testing in a variety of diseases. The safety and efficacy of these drug candidates have not been fully evaluated by any regulatory authorities for the indications described in this section.

1. In collaboration with Sanofi.
2. In collaboration with Teva and Mitsubishi Tanabe.

REGENERON 2018 ANNUAL REPORT | 18

SELECT CLINICAL PROGRAMS Evinacumab An ANGPTL3 antibody for severe forms of dyslipidemia, evinacumab is in a Phase 3 study for patients with homozygous familial hypercholesterolemia. We also initiated a Phase 2 study in severe hypertriglyceridemia in 2018. REGN3500 In addition to being evaluated in combination with Dupixent, REGN3500, our IL-33 antibody, is also being studied as a potential monotherapy for atopic dermatitis, asthma and COPD. We initiated Phase 2 trials in each of these diseases in 2018. Fasinumab Our nerve growth factor (NGF) antibody, fasinumab, continues to advance in clinical studies in collaboration with Teva and Mitsubishi-Tanabe. In August 2018, it demonstrated positive topline results in a Phase 3 study in patients with chronic pain from osteoarthritis of the knee or hip. The need for new treatments has only increased with our nation’s continuing opioid crisis. Our Phase 3 long-term safety and efficacy studies are ongoing. Garetosmab We have fully enrolled a potentially pivotal Phase 2 study of garetosmab, our Activin A antibody for the treatment of the rare disease fibrodysplasia ossificans progressiva (FOP). We are eager to make progress for patients in this particularly devastating and heartbreaking disease. REGN-EB3 REGN-EB3 (formerly called REGN3470-3471-3479), our triple monoclonal antibody combination treatment, is being investigated for the treatment of Ebola. It is currently being administered as part of a World Health Organization (WHO)-sponsored Controlled Randomized Trial to patients suffering from the most recent Ebola outbreak in the Democratic Republic of the Congo (DRC). Working closely with the WHO, Biomedical Advanced Research and Development Authority (BARDA), FDA and others, we were able to successfully and very quickly export the drug to the DRC. Healthcare providers on the ground initially administered REGN-EB3 under Monitored Emergency Use of Unregistered Interventions (MEURI) protocols, and now as part of the randomized trial testing four investigational therapies. We are hopeful that our treatment is helping sick patients. The data collected may potentially support future regulatory filings. Meanwhile, we continue Phase 1 and additional preclinical research of the antibody cocktail. Additional Clinical Highlights Among our investigational products in Phase 1 development, we also have REGN1908-1909, our Feld1 antibody for cat allergy, and pozelimab, our C5 antibody for the rare disease paroxysmal nocturnal hemoglobinuria. In December 2018 at the American Society of Hematology annual meeting, we reported data from a Phase 1 study of pozelimab in healthy volunteers. We plan to initiate an additional study in 2019. REGENERON 2018 ANNUAL REPORT | 19

Scientist Perspective: COLLABORATION TO ADDRESS DEVASTATING INFECTIOUS DISEASE SUMATHI SIVAPALASINGAM, M.D. SENIOR DIRECTOR, EARLY CLINICAL DEVELOPMENT AND EXPERIMENTAL SCIENCES While finding new treatments for any disease is challenging, addressing evolving infectious diseases in hard-to-access geographies can be an even more intense and urgent quest. When Ebola broke out in the Democratic Republic of the Congo (DRC) in 2014, killing more than 11,300 people, we leveraged our VelociGene®, VelocImmune® and VelociMab® antibody discovery and production technologies to develop REGN-EB3. In 2018, with support from BARDA, the World Health Organization and DRC health authorities, we were able to deliver this new therapeutic candidate for use in patients during the most recent outbreak under both compassionate use guidelines and as part of a randomized controlled trial. Despite the ongoing conflict in the region, we are continuing to try and help people impacted by Ebola. “Such a quick turnaround required seamless collaboration across multiple teams. For my part, when it came to getting this investigational drug to people in the DRC, it involved calling the World Health Organization at four in the morning to get regular updates from the ground and provide guidance on preparing and infusing REGN-EB3 to patients with Ebola infection,” said Sumathi Sivapalasingam, M.D., Senior Director, Early Clinical Development and Experimental Sciences, who was intimately involved developing REGN-EB3 and making it available for outbreaks. “Motivated by our commitment to do the right thing and armed with the speed and precision of our Regeneron technologies, we strive every day to make a difference.” REGENERON 2018 ANNUAL REPORT | 20

DIVERSE APPROACH TO EARLY RESEARCH Our VelociSuite® continues to grow and evolve, with the VelocImmune NEXT team working on ways to improve our current VelocImmune® mice. We are using immuno-PET (Positron Emission Tomography) technology in novel ways to probe the immune environment of tumors with a goal of accelerating our oncology programs. A cross-functional team is isolating and evaluating PiG (“Peptide in Groove”) antibodies, which could enable targeting of intracellular tumor antigens. We are applying VelociBi™, our proprietary bispecifics platform, to make minimally-engineered bispecifics that behave like normal human antibodies. This is in contrast to other bispecific approaches, which tend to be more synthetic-looking to the body, resulting in the potential for immunogenicity, side effects, higher dosing needs and longer manufacturing timelines and waste. For each of our Regeneron bispecifics, we engineer mice to express the human targets so we can study the cell biology in vivo to confirm we are achieving the desired effects. Another way we are putting our VelociSuite platform to use is through collaborations with other companies to identify and develop potential therapeutic targets. One such example is bluebird bio, with which we announced a collaboration in August 2018 to pursue new cell therapies for cancer that will tap into our expertise and technologies related to antibodies and T-cell receptors and bluebird’s expertise in gene transfer and cell therapy. REGENERON 2018 ANNUAL REPORT | 21

Scientist Perspective: CONSTANTLY EVOLVING OUR FOUNDATIONAL TECHNOLOGIES LYNN MACDONALD, Ph.D. VICE PRESIDENT, RESEARCH, VELOCIMMUNE NEXT, NEUROSCIENCE, MOLECULAR PROFILING, BIOINFORMATIC CORE, DNA CORE & AUTOMATION Lynn Macdonald, Ph.D., Vice President, Research, VelocImmune NEXT, Neuroscience, Molecular Profiling, Bioinformatic Core, DNA Core & Automation, marks her 20 year anniversary with Regeneron this year. Over the past two decades, one of Lynn s roles has been to help advance the VelociSuite technologies, finding new ways to apply our in house expertise and curiosity to speeding up the drug discovery and development process. Our in house technologies are key to our research. In order to accelerate drug discovery, we tap into a powerhouse combination of deep understanding of biology, our proprietary technologies and an unwavering drive to pursue big ideas,” said Lynn. VelociBi, our proprietary platform for developing bispecific antibodies, and VelociT, our unique technology for producing fully human therapeutic T cell receptors against tumor and viral antigens, are the next iteration of this approach and the future of our VelociSuite technologies. REGENERON 2018 ANNUAL REPORT | 22

THE REGENERON GENETICS CENTER Nearing five years since its inception, the Regeneron Genetics Center (RGC) has now sequenced the exomes of more than 500,000 consented individuals. The RGC is accelerating our drug development pipeline through target validation and discovery, while also allowing our collaborators to return validated results back to patients. 2018 was an exciting year for the RGC. In early 2018, we developed an innovative pre-competitive consortium to fund the sequencing of DNA samples from the UK Biobank resource. This enables us along with our collaborators AbbVie, Alnylam, AstraZeneca, Biogen, Bristol-Myers Squibb, Takeda and Pfizer, to deliver a rich data resource to the broader global research community, following a short period of data exclusivity. The first batch of sequencing data on 50,000 exomes was released via the UK Biobank in March 2019 and is now accessible to scientists around the world. In addition to the UK Biobank effort and foundational collaboration with Geisinger Health System, the RGC has secured over 60 other research collaborations to ensure a continued pool of diverse genetic samples. One unique example is our collaboration with Alnylam to identify RNAi therapeutics for the chronic liver disease nonalcoholic steatohepatitis (NASH) and potentially other related diseases. The discovery collaboration is based on our publication in The New England Journal of Medicine identifying for the first time a variant in the HSD17B13gene that is associated with reduced risk of chronic liver diseases, which we discovered based on data generated by the RGC. Work in the RGC has also contributed to our understanding of evinacumab, an ANGPTL3 antibody now in Phase 3 studies, and REGN3500, our IL-33 antibody currently in Phase 2 studies. REGENERON2018 ANNUAL REPORT |23

Scientist Perspective: GENES ACCELERATE OUR DRUG DISCOVERY AND DEVELOPMENT Launched in 2014, the RGC has always had ambitious goals - and thus far has exceeded them. Whether it is the quantity or quality of the collaborations, the number of exomes sequenced or the number of new targets discovered, the RGC team is continually striving to provide more and better actionable findings to the rest of the Regeneron team. Aris Baras, M.D., Senior Vice President and Head of the RGC, believes it has to do with the key motivator: making a difference for patients, both in the short term as our collaborators return validated results and in the long term by accelerating drug discovery and development. At the RGC, we ve been focusing on identifying the best drug targets and using genomics to advance our existing pipeline,” said Aris. “We ve made big bets in genomics and we re going all i n. The possibilities are really endless. ARIS BARAS, M.D. SENIOR VICE PRESIDENT AND HEAD OF THE REGENERON GENETICS CENTER REGENERON 2018 ANNUAL REPORT | 24

The Regeneron Way 26 An Award-Winning Culture 27 Being a Responsible Corporate Citizen 28 Continued Operational Growth 30 WHAT MAKES REGENERON DIFFERENT REGENERON2018 ANNUAL REPORT |25

THE REGENERON WAY As we continue to grow as a company, we want to sustain the unique culture that drives team members to do their best. Our company values, The Regeneron Way, reflect this mindset: LEAD WITH SCIENCE MAKE IT HAPPEN BE GREAT TOGETHER DO WHAT’S RIGHT TAKE ON BIG IDEAS REGENERON 2018 ANNUAL REPORT | 26

AN AWARD-WINNING CULTURE Science Magazine #1 Top Employer in global survey of biopharmaceutical industry Fortune Ranked among 100 Best Companies to Work For Forbes One of the world’s Most Innovative Companies Great Places to Work Included on the Best Large Workplaces in Ireland “The Civic 50” One of the most community-minded companies in the U.S. IDA Ireland Won “Grand Prix” and “Excellence in Regional Investment” awards Shingo Prize Rensselaer Industrial Operations and Product Supply (IOPS) honored for continuous improvement and manufacturing excellence REGENERON 2018 ANNUAL REPORT | 27

BEING A RESPONSIBLE CORPORATE CITIZEN Regeneron’s mission is to use the power of science to repeatedly bring new medicines to patients. We are committed to operating responsibly, communicating transparently about our impacts and engaging all stakeholders in our mission. We strive to “do well by doing good” and have been publicly disclosing information about significant corporate responsibility matters since 2014. In 2017, we conducted a review of our approach to Environmental, Social and Governance (ESG) issues. We have used these insights to identify three focus areas for our responsibility strategy: 1. Improve the lives of people with serious disease 2. Foster a culture of integrity and operational excellence 3. Build a better future In 2018, we began the process of setting strategic goals, which we plan to share in our 2019 Responsibility Report. As part of this process, we conducted a responsibility materiality1 assessment to prioritize the ESG issues that matter most to our business and stakeholders. The outcomes of our materiality assessment have been disclosed in our Responsibility Report and will inform our responsibility strategy and reporting. We also formalized our responsibility operational structure in 2018. We established a Responsibility Committee comprised of cross-functional business leaders. We also amended the charter of the board’s Corporate Governance and Compliance Committee to expressly delegate board oversight of corporate responsibility to the committee. 100+ U.S. and global patient advocacy group relationships 89% of employees said Regeneron is a great place to work in our annual employee engagement survey 30% reduction in our green-house gas emissions per full-time employee over past five years, achieving our goal $10.4M in 2018 to support the Regeneron Science Talent Search as well as national outreach and equity programs in science education 1. In this section, we use the terms “material” and “materiality” to refer to topics that reflect Regeneron’s meaningful economic, environmental, and social impacts or that influence the assessments and decisions of stakeholders, or what sustainability organizations and standards commonly define as “material aspects.” The use of such terms shall not be deemed to constitute an admission as to the materiality of any information in this Annual Report for purposes of applicable securities laws or any other laws of the United States, nor are we using them as they are used in the context of financial statements and financial reporting. REGENERON 2018 ANNUAL REPORT | 28

OUR THREE RESPONSIBILITY PILLARS 1 Improve the lives of people with serious disease Our business model is founded on scientific innovation. At Regeneron, we deliver growth by inventing therapies that address serious medical conditions and have a life-transforming impact on patients’ health. To date, we have brought to market seven FDA-approved treatments and have 20 product candidates in development, all of which were homegrown in our laboratories. Our support for patients extends beyond the labs to disease education and awareness efforts, product support services and our commitment to drug access and responsible pricing. 2 Foster a culture of integrity and operational excellence We are committed to being a top biotechnology employer that attracts and retains highly talented and motivated people, and facilitates a diverse and inclusive workforce where people feel safe, engaged and supported. At the end of 2018, 48 percent of our employees, and 37 percent of those in leadership positions, were women. We believe that creating life-transforming medicines should go hand-in-hand with a healthy living environment. In 2013, we created ambitious, five-year environmental sustainability goals for four major focus areas: carbon, waste, hazardous chemical waste and electricity. When setting these environmental sustainability goals, we chose targets that we would have to stretch to achieve. We are proud to have achieved our carbon reduction and waste diversion goals. Although we attained notable reductions in our electricity and hazardous chemical waste, we had not fully achieved the initial goals in these areas by 2018. This was largely due to our substantial growth over this five-year period; since 2013, the Company has added one new site in the United States and three others in Europe. This expansion of our infrastructure resulted in our electricity reduction rate coming just under target. Similarly, we increased our lab space to accommodate our significant R&D investments, which resulted in a corresponding increase in the lab equipment that generates hazardous chemical waste. Much of this added equipment runs autonomously, contributing to a lower reduction in hazardous chemical waste per lab employee than targeted. In 2018, we conducted a comprehensive review of our environment programs to better understand the strengths and opportunities across our operations. This work will inform our next generation of responsibility goals, which we began to develop in 2018 and on which we will begin reporting in our 2019 Responsibility Report. We are equally committed to conducting our business responsibly and ethically. This is demonstrated through the range of policies, practices and initiatives we have implemented, encompassing compliance, anti-bribery and corruption, responsible sales and marketing, ethical clinical trials, and product quality and safety. 3 Build a better future We are a long-standing supporter of science education and make major philanthropic investment to inspire future innovators, including our 10-year, $100-million commitment to the Regeneron Science Talent Search, the nation’s most prestigious pre-college science and mathematics competition. Science, technology, engineering and math (STEM) education represents more than 93 percent of our corporate philanthropy grants made in 2018, not including medical grants and matched funds. In 2018, we also held our second annual Day for Doing Good, a company-wide day of service that had 55 percent employee participation. We are proud to be recognized for the second consecutive year as one of the 2018 Civic 50 by the non-profit organization Points of Light, distinguishing us as one of the 50 most community-minded companies in the United States. For more information about our responsibility efforts and results, please refer to the 2018 Responsibility Report available on our website. REGENERON 2018 ANNUAL REPORT | 29

CONTINUED OPERATIONAL GROWTH

As of end of year 2018, Regeneron had 7,383 employees, and we are proud to maintain employee turnover rates well below the industry average. Our team is growing thoughtfully, with one new salesforce for Libtayo, expanded Dupixent and EYLEA salesforces to support new indications, and continual bolstering of our research and development teams to reflect our deepening pipeline. We opened our first office in the United Kingdom in Uxbridge in 2018, where we now have more than 30 employees.

Our Industrial Operations and Product Supply (IOPS) organization, headquartered in Rensselaer, New York, continues to be industry-leading. IOPS hired almost 800 employees globally and produced more drug supply in 2018 than any prior year. IOPS completed multiple global successful inspections in 2018, including a pre-approval FDA inspection for Libtayo and two partner audits in Rensselaer. An additional partner audit in Raheen was successfully completed in the fourth quarter of 2018. The global IOPS team successfully shipped product within one business day of the FDA approval of Libtayo and also successfully support the launch of the asthma indication for Dupixent. In September 2018, New York Governor Andrew Cuomo announced Regeneron's plan to add 1,500 new jobs and invest $800 million in our facilities in the Capital Region over the next seven years, in turn providing us with performance-based incentives and tax credits worth $140 million.

REVENUE


$4.104B
2015
$4.860B
2016
$5.872B
2017
$6.711B
2018

14% INCREASE FROM 2017–2018

FULL-TIME EMPLOYEES


4,300
2015
5,300
2016
6,200
2017
7,300
2018

17% INCREASE FROM 2017–2018

R&D INVESTMENT

33%

We reinvested 33 percent of our revenues back into our R&D efforts[1]

1. 2018 research and development expenses as a percentage of 2018 total revenues.

REGENERON 2018 ANNUAL REPORT | 30

FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES This Annual Report includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. (where applicable, together with its subsidiaries, “Regeneron” or the “Company”), and actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned, including without limitation EYLEA® (aflibercept) Injection, Dupixent® (dupilumab), Praluent® (alirocumab), Kevzara® (sarilumab), Libtayo® (cemiplimab), fasinumab, and evinacumab; the likelihood and timing of achieving any of Regeneron’s anticipated clinical development milestones; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates and new indications for marketed products, including without limitation EYLEA, Dupixent, Praluent, Kevzara, Libtayo, fasinumab, and evinacumab; the extent to which the results from the research and development programs conducted by Regeneron or its collaborators may be replicated in other studies and lead to therapeutic applications; ongoing regulatory obligations and oversight impacting Regeneron’s marketed products (such as EYLEA, Dupixent, Praluent, Kevzara, and Libtayo), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize Regeneron’s products and product candidates; competing drugs and product candidates that may be superior to Regeneron’s products and product candidates; uncertainty of market acceptance and commercial success of Regeneron’s products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties (as applicable) to perform manufacturing, filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance, and changes to the assumptions underlying those projections or guidance; the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success; and risks associated with intellectual property of others and pending or future litigation relating thereto, including without limitation the patent litigation and other related proceedings relating to EYLEA, Dupixent, and Praluent, the ultimate outcome of any such proceedings, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition. A more complete description of these and other material risks can be found in Regeneron’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2018, including in the section thereof captioned “Item 1A. Risk Factors.” Any forward-looking statements are made based on management’s current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. This Annual Report uses non-GAAP net income and non-GAAP net income per share, which are financial measures that are not calculated in accordance with U.S. Generally REGENERON 2018 ANNUAL REPORT | 31

FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES (CONT.) Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are computed by excluding certain non-cash and other items from the related GAAP financial measure. Non-GAAP adjustments also include the estimated income tax effect of reconciling items. The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company’s control (such as the Company’s stock price on the dates share-based grants are issued) or items that are not associated with normal, recurring operations (such as changes in applicable laws and regulations). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. Additionally, such non-GAAP measures provide investors with an enhanced understanding of the financial performance of the Company’s core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company’s non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by Regeneron should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company’s historical GAAP to non-GAAP results is included below. RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME Year Ended December 31, (Unaudited, in millions, except per share data) 2018 2017 GAAP net income $ 2,444.4 $ 1,198.5 Adjustments: R&D: Non-cash share-based compensation expense 229.0 271.9 R&D: Up-front payments related to license and collaboration agreements - 25.0 SG&A: Non-cash share-based compensation expense SG&A: Litigation contingencies COGS and COCM: Non-cash share-based compensation expense Other income/expense: Loss on extinguishment of debt Other income/expense: Gains and losses on investments in equity securities1 169.2 208.4 30.0 - 29.2 27.0 - 30.1 41.9 - Income tax effect of reconciling items above (92.1) (186.0) Income tax (benefit) expense: Impact of sale of assets between foreign subsidiaries (162.1) - Income tax (benefit) expense: (Adjustment) charge related to enactment of U.S. Tax Reform Act (68.0) 326.2 Non-GAAP net income $ 2,621.5 $ 1,901.1 Non-GAAP net income per share - basic $ 24.30 $ 17.88 Non-GAAP net income per share - diluted $ 22.84 $ 16.32 Shares used in calculating: Non-GAAP net income per share - basic 107.9 106.3 Non-GAAP net income per share - diluted 114.8 116.5 1. Prior to the quarter ended March 31, 2018, unrealized gains and losses on equity securities were recorded in Other comprehensive income (loss). In connection with the adoption of Accounting Standards Update 2016-01, unrealized gains and losses on equity securities during the year ended December 31, 2018 were recorded in Other income (expense), net. REGENERON 2018 ANNUAL REPORT | 32

CORPORATE INFORMATION Common Stock and Related Matters Our Common Stock is traded on The NASDAQ Global Select Market under the symbol “REGN.” Our Class A Stock is not publicly quoted or traded. As of April 17, 2019, there were 183 shareholders of record of our Common Stock and 18 shareholders of record of our Class A Stock. The closing sales price for the Common Stock on that date was $342.97. We have never paid cash dividends and do not anticipate paying any in the foreseeable future. SEC Form 10-K A copy of our 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission (which forms part of this 2018 Annual Report to Shareholders and is incorporated herein by reference) is available without charge from the Regeneron Investor Relations Department, reachable via invest@regeneron.com. Shareholders’ Inquiries Inquiries relating to stock transfer or lost certificates and notices of changes of address should be directed to our Transfer Agent, American Stock Transfer & Trust Co., 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449, www.amstock.com/main. General information regarding the Company, recent press releases, and SEC filings are available on our website at www.regeneron.com, or can be obtained by contacting our Investor Relations Department at (914) 847-7741 or invest@regeneron.com. Annual Meeting The Annual Meeting will be held on June 14, 2019 at 10:30 a.m., Eastern Time, at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591. Corporate Office 777 Old Saw Mill River Road Tarrytown, New York 10591-6707 (914) 847-7400 Transfer Agent and Registrar American Stock Transfer & Trust Co. 6201 15th Avenue Brooklyn, New York 11219 Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP REGENERON®, Science to Medicine®, Regeneron Genetics Center® and the following are registered trademarks of Regeneron Pharmaceuticals, Inc.: ARCALYST®, EYLEA®, Libtayo® (in the United States), VelociGene®, VelocImmune®, VelociBi™, VelociMab®, VelociMouse®, VelociSuite® and ZALTRAP®. Praluent®, Dupixent® and Kevzara® are registered trademarks of Sanofi. REGENERON 2018 ANNUAL REPORT | 33